PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
November 29, 2017

Contact:     Dana Perlman
Treasurer and Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. REPORTS 2017 THIRD QUARTER REVENUE AND EPS ABOVE GUIDANCE AND RAISES FULL YEAR GUIDANCE

•	Revenue:

◦	Third quarter increased 5% compared to the prior year period, which exceeded guidance of 4% increase

◦	Full year 2017 guidance raised to 7% increase compared to the prior year, from previous guidance of 6% increase

•	Third quarter EPS outperformed:

◦	GAAP basis: $3.05 compared to guidance of $2.74 to $2.78

◦	Non-GAAP basis: $3.02 compared to guidance of $2.88 to $2.92

◦	EPS included a negative impact of $0.03 per share related to foreign currency exchange rates compared to guidance of $0.06

•	Full year 2017 EPS guidance:

◦	GAAP basis: Raised to $6.80 to $6.82 from $6.44 to $6.54 previously

◦	Non-GAAP basis: Raised to $7.78 to $7.80 from $7.60 to $7.70 previously

◦	Guidance includes a negative impact of $0.17 per share related to foreign currency exchange rates compared to previous guidance of $0.20

New York, New York - PVH Corp. [NYSE: PVH] reported 2017 third quarter results.

Non-GAAP Amounts:
Amounts stated to be on a non-GAAP basis exclude the items that are described below under the heading “Non-GAAP Exclusions.” Amounts stated on a constant currency basis are also deemed to be on a non-GAAP basis. Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented later in this release and identify and quantify all excluded items.

CEO Comments:
Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “We are very pleased with the strong performance in the third quarter, which exceeded our expectations despite the multiple natural disasters that negatively impacted our North America businesses. We continue to over-deliver against our 2017 plan, even with the additional marketing investments we have made, driven in large part by the continued momentum across our Calvin Klein International and Tommy Hilfiger businesses and ongoing operating efficiencies across our diversified business model. In today’s ever-changing global consumer environment, we continue to actively adapt our businesses, invest across our organization and find innovative ways to engage consumers, as our recent brand announcements demonstrate.”
Mr. Chirico continued, “We have raised our full year earnings outlook based on our third quarter outperformance, the improvement in foreign currency and our belief that the strength of our brands will continue to drive revenue and profitability increases throughout the fourth quarter. Our more favorable outlook takes into account a strong start to the holiday season and an additional $20 million increase in our fourth quarter marketing expenditures to capitalize on the continued momentum we are seeing across our businesses.”
Mr. Chirico concluded, “We believe that the incredible brand power behind CALVIN KLEIN and TOMMY HILFIGER will drive continued market share gains and allow us to capitalize on the brands’ significant growth opportunities going forward. We believe that we are well positioned to execute our strategic priorities through the efforts of the talented associates at PVH, enabling us to deliver long-term stockholder value.”

Third Quarter Business Review:
Calvin Klein
Revenue in the Calvin Klein business for the quarter increased 6% to $943 million (increased 4% on a constant currency basis) compared to the prior year period, which includes an approximately $20 million reduction resulting from the November 2016 deconsolidation of the Company’s Calvin Klein business in Mexico (the “Mexico deconsolidation”). Calvin Klein International revenue increased 20% to $467 million (increased 16% on a constant currency basis) compared to the prior year period, driven by continued outstanding performance in the European wholesale business and strong international retail results. The growth in retail was attributable to a 9% increase in international comparable store sales and square footage expansion in Company-operated stores. Calvin Klein North America revenue decreased 5% to $476 million (decreased 6% on a constant currency basis) compared to the prior year period primarily as a result of the Mexico deconsolidation and a 1% decline in North America comparable store sales.

Earnings before interest and taxes on a GAAP basis for the quarter increased to $142 million from $69 million in the prior year period, primarily attributable to a noncash loss of $77 million recorded in the third quarter of the prior year in advance of the Mexico deconsolidation. Earnings before interest and taxes on a non-GAAP basis discussed below excludes this loss.

Earnings before interest and taxes on a GAAP basis for the quarter of $142 million (there were no non-GAAP exclusions in the current year period) decreased compared to $146 million on a non-GAAP basis in the prior year period. The earnings decrease was principally attributable to an approximately $15 million planned increase over the prior year period in marketing expenditures, which more than offset the revenue and gross profit increases in the business.

Tommy Hilfiger
Revenue in the Tommy Hilfiger business for the quarter increased 10% to $1.0 billion (increased 7% on a constant currency basis) compared to the prior year period. Tommy Hilfiger International revenue increased 16% to $609 million (increased 11% on a constant currency basis) compared to the prior year period, driven by outstanding performance across

Europe and continued strength in Asia. Tommy Hilfiger International comparable store sales increased 7%. Tommy Hilfiger North America revenue increased 2% to $410 million (increased 1% on a constant currency basis) compared to the prior year period. The increase was principally attributable to a 6% increase in comparable store sales, partially offset by a reduction of approximately $20 million resulting from the discontinuation of the Company’s directly operated womenswear wholesale business in the U.S. and Canada during the fourth quarter of 2016 in connection with the licensing of this business to G-III Apparel Group, Ltd. (the “G-III license”).

Earnings before interest and taxes on a GAAP basis for the quarter increased to $147 million from $116 million in the prior year period. Included in earnings for the quarter were costs of (i) $6 million incurred in connection with the April 2016 acquisition of the 55% interest in the Company’s former Tommy Hilfiger joint venture in China (“TH China”) that it did not already own (the “TH China acquisition”) and (ii) $5 million incurred in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense. Included in earnings for the prior year period were costs of (i) $17 million incurred in connection with the TH China acquisition and (ii) $2 million incurred in connection with the G-III license, mostly offset by a gain of $18 million recorded in connection with a payment made to the Company to exit a flagship store in Europe. Earnings before interest and taxes on a non-GAAP basis discussed below excludes these amounts.

Earnings before interest and taxes on a non-GAAP basis for the quarter increased to $158 million from $117 million in the prior year period. The earnings increase was principally due to the strong Tommy Hilfiger International revenue increase noted above, as well as overall gross margin improvements, particularly in North America.

Heritage Brands
Revenue in the Heritage Brands business for the quarter decreased 7% to $396 million compared to the prior year period, principally attributable to a planned shift in the timing of wholesale shipments from the third quarter into the second quarter as compared to the prior year periods. Comparable store sales increased 2%.

Earnings before interest and taxes for the quarter decreased to $30 million from $44 million in the prior year period driven by the revenue decrease noted above and a deleveraging of expenses.

Third Quarter Consolidated Results:
Earnings per share on a GAAP basis was $3.05 for the third quarter of 2017 compared to $1.56 in the prior year period. The prior year period included the pre-tax noncash loss of $77 million recorded in connection with the Mexico deconsolidation. In addition, the current and prior year periods include the items described below for the applicable quarter in the discussion of earnings before interest and taxes on a GAAP basis.

Earnings per share on a non-GAAP basis was $3.02 for the third quarter of 2017 compared to $2.60 in the prior year period. Earnings per share on both a GAAP and non-GAAP basis for the third quarter of 2017 included a $0.03 negative impact related to foreign currency exchange rates.

Third quarter revenue increased 5% to $2.4 billion (increased 3% on a constant currency basis) compared to the prior year period.

Earnings before interest and taxes on a GAAP basis for the quarter increased to $281 million from $198 million in the prior year period. Included in earnings for the quarter were $14 million of costs consisting of (i) $6 million incurred in connection with the TH China acquisition, (ii) $5 million incurred in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense, and (iii) $3 million incurred in connection with the consolidation of the Company’s warehouse and distribution network in North America. Included in earnings for the prior year period were $78 million of net costs consisting of (i) the noncash loss of $77 million recorded in connection with the Mexico deconsolidation, (ii) $17 million incurred in connection with the TH China acquisition, (iii) $2 million incurred in connection with the G-III license and (iv) the gain of $18 million recorded in connection with a payment made to the Company to exit a TOMMY HILFIGER flagship store in Europe. Earnings before interest and taxes on a non-GAAP basis discussed below excludes these amounts.

Earnings before interest and taxes on a non-GAAP basis for the quarter was $295 million compared to $276 million in the prior year period. The improvement in earnings was due to an increase in earnings in the Tommy Hilfiger business. Partially offsetting this increase were (i) an earnings decrease in the Heritage Brands business due to a planned shift in the timing of wholesale shipments, (ii) an earnings decrease in the Calvin Klein business due to a planned increase in marketing expenditures and (iii) a $5 million planned increase in corporate expenses.

Net interest expense increased to $31 million from $29 million in the prior year period, primarily attributable to an increase in short-term borrowings. The effective tax rate on a GAAP basis was 4.4% as compared to 25.3% in the prior year period, as the current year period included a higher overall benefit from discrete tax items as compared to the prior year period. The effective tax rate on a non-GAAP basis was 10.2% as compared to 14.9% in the prior year period, which includes a favorable impact from the mix of earnings between tax jurisdictions in the current year period as compared to the prior year period.

Nine Months Consolidated Results:
Earnings per share on a GAAP basis was $5.45 for the first nine months of 2017 compared to $5.52 in the prior year period. The current and prior year periods include items as described under the heading “Non-GAAP Exclusions” later in this release. Earnings per share on a non-GAAP basis discussed below excludes these items.

Earnings per share on a non-GAAP basis was $6.36 for the first nine months of 2017 compared to $5.57 in the prior year period. Earnings per share on both a GAAP and non-GAAP basis for the first nine months of 2017 included a $0.19 negative impact related to foreign currency exchange rates.

Revenue for the first nine months of 2017 increased 5% to $6.4 billion compared to the prior year period. There was an immaterial impact of foreign currency exchange rates on the Company’s revenue for the first nine months of 2017 compared to the prior year period on a consolidated basis and for each of the Company’s businesses. The revenue increase was due to:

•
A 6% increase in the Calvin Klein business compared to the prior year period, driven by continued strength in Europe and China, partially offset by a reduction of approximately $50 million resulting from the Mexico deconsolidation. International comparable store sales increased 6%. North America comparable store sales decreased 3%.

•
A 7% increase in the Tommy Hilfiger business compared to the prior year period, driven principally by outstanding performance in Europe and the inclusion of a full first quarter of revenue from the China business as a result of the TH China acquisition in April 2016. Tommy Hilfiger International comparable store sales increased 8%. Partially offsetting these increases was a decrease in North America revenue attributable to a reduction of approximately $60 million resulting from the G-III license. North America comparable store sales increased 1%.

Revenue in the Heritage Brands business was relatively flat compared to the prior year period. Comparable store sales in the business increased 1%.

Earnings before interest and taxes on a GAAP basis for the first nine months of 2017 decreased to $574 million from $635 million in the prior year period. These results include the amounts described under the heading “Non-GAAP Exclusions” later in this release. Earnings before interest and taxes on a non-GAAP basis discussed below excludes those amounts.

Earnings before interest and taxes on a non-GAAP basis for the first nine months of 2017 was $687 million, inclusive of a $20 million negative impact due to foreign currency exchange rates, compared to $647 million in the prior year period. The improvement in earnings was primarily due to an increase in earnings in the Tommy Hilfiger and Heritage Brands businesses, partially offset by a decrease in earnings in the Calvin Klein business due to the planned increase in marketing expenditures and investments associated with the CALVIN KLEIN creative team leadership changes, as well as a $15 million planned increase in corporate expenses.

Net interest expense for the first nine months of 2017 increased to $89 million from $86 million in the prior year period. The effective tax rate on a GAAP basis for the first nine months of 2017 was 11.7% as compared to 18.4% in the prior year period, as the current year period included a higher overall benefit from discrete tax items as compared to the prior year period. The effective tax rate on a non-GAAP basis for the first nine months of 2017 was 16.4% as compared to 19.3% in the prior year period, which includes a favorable impact from the mix of earnings between tax jurisdictions in the current period as compared to the prior year period.

Stock Repurchase Program:
During the first nine months of 2017, the Company repurchased 1.8 million shares of its common stock for $192 million (6.4 million shares for $634 million since inception) under the $1.250 billion stock repurchase program authorized by the Board of Directors through June 3, 2020. Stock repurchases under the program may be made from time to time over the period through open market purchases, accelerated share repurchase programs, privately negotiated transactions or other methods, as the Company deems appropriate. Purchases are made based on a variety of factors, such as price, corporate requirements and overall market conditions, applicable legal requirements and limitations, restrictions under the Company’s debt arrangements, trading restrictions under the Company’s insider trading policy and other relevant factors. The program may be modified by the Board, including to increase or decrease the repurchase limitation or extend, suspend, or terminate the program, at any time, without prior notice.

2017 Guidance:
The Company expects its full year 2017 earnings per share results will be negatively impacted compared to 2016 by $0.17 per share attributable to foreign currency exchange rates due to fluctuations of the U.S. dollar against other currencies in which the Company transacts significant levels of business.

Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Full Year Guidance
The Company currently projects that 2017 earnings per share on a GAAP basis will be in a range of $6.80 to $6.82 compared to $6.79 in 2016. The Company currently projects that 2017 earnings per share on a non-GAAP basis will be in a range of $7.78 to $7.80 compared to $6.80 in 2016. Both projections include the expected negative impact of $0.17 per share related to foreign currency exchange rates. These projections also reflect an additional $20 million of Calvin Klein marketing expenditures in the fourth quarter of 2017 as compared to previous guidance.

Revenue in 2017 is projected to increase approximately 7% (increase approximately 6% on a constant currency basis) as compared to 2016. Negatively impacting revenue in 2017 as compared to 2016 is a reduction of approximately $150 million due to the effects of the Mexico deconsolidation and the G-III license. Revenue for the Calvin Klein business is projected to increase approximately 9% (increase approximately 7% on a constant currency basis), which includes the negative impact of the Mexico deconsolidation. Revenue for the Tommy Hilfiger business is projected to increase approximately 8% (increase approximately 7% on a constant currency basis), which includes the negative impact of the G-III license. Revenue for the Heritage Brands business is projected to be flat compared to the prior year.

Net interest expense in 2017 is projected to increase to approximately $120 million from $115 million in 2016, primarily due to the impact of the issuance of €350 million of senior notes in June 2016 and an increase in short-term borrowings as compared to the prior year period, primarily in the second half of 2017, partially offset by the impact of long-term debt repayments made during 2016 and those expected to be made in 2017. The Company estimates that the 2017 effective tax rate will be in a range of 13.0% to 13.5% on a GAAP basis and in a range of 16.5% to 17.0% on a non-GAAP basis.

The Company’s estimate of 2017 earnings per share on a non-GAAP basis excludes approximately $120 million of pre-tax costs expected to be incurred in connection with (i) the agreements entered into during the first quarter of 2017 for a transaction to restructure the Company’s supply chain relationship with Li & Fung Trading Limited (“Li & Fung”), under which the Company has terminated its non-exclusive buying agency agreement with Li & Fung during the third quarter of 2017 (the “Li & Fung termination”); (ii) the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (iii) the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; (iv) the consolidation of the Company’s warehouse and distribution network in North America; and (v) the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer. Also excluded from the Company’s estimate of 2017 earnings per share on a non-GAAP basis are the estimated tax effects of the above pre-tax items and discrete tax benefits of $13 million recorded related to the resolution of uncertain tax positions.

Fourth Quarter Guidance
The Company expects its fourth quarter 2017 earnings per share results will be positively impacted compared to the fourth quarter of 2016 by approximately $0.02 per share related to foreign currency exchange rates due to fluctuations of the U.S. dollar against other currencies in which the Company transacts significant levels of business.

Fourth quarter 2017 earnings per share on a GAAP basis is projected to be in a range of $1.35 to $1.37 compared to $1.26 in the prior year period. The Company projects that fourth quarter 2017 earnings per share on a non-GAAP basis will be in a range of $1.42 to $1.44 compared to $1.23 in the prior year period.

Revenue in the fourth quarter of 2017 is projected to increase approximately 11% (increase approximately 8% on a constant currency basis) compared to the prior year period. Positively impacting revenue in the fourth quarter of 2017 as compared to the prior year period is the inclusion of a 53rd week in 2017. Negatively impacting revenue in the fourth quarter of 2017 as compared to the prior year period is a reduction in revenue due to the effects of the Mexico deconsolidation, the G-III license, and a shift in the selling period in advance of the Chinese New Year, which occurs in the first quarter of 2018. Revenue for the Calvin Klein business in the fourth quarter is projected to increase approximately 16% (increase approximately 12% on a constant currency basis). Revenue for the Tommy Hilfiger business in the fourth quarter is projected to increase approximately 12% (increase approximately 7% on a constant currency basis). Revenue for the Heritage Brands business in the fourth quarter is projected to decrease approximately 1% compared to the prior year.

Net interest expense in the fourth quarter of 2017 is projected to increase to approximately $30 million from $29 million in the prior year period, primarily due to an increase in short-term borrowings. The Company estimates that the fourth quarter 2017 effective tax rate will be in a range of 16.5% to 19.5% on a GAAP basis and in a range of 17.0% to 20.0% on a non-GAAP basis.

The Company’s estimate of fourth quarter 2017 earnings per share on a non-GAAP basis excludes approximately $7 million of pre-tax costs expected to be incurred in connection with the TH China acquisition, primarily consisting of noncash amortization of short-lived assets, and the associated estimated tax effect of this item.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•	Pre-tax costs of $54 million incurred in the first quarter of 2017 in connection with the Li & Fung termination.

•
Pre-tax costs of approximately $27 million expected to be incurred in 2017 in connection with the TH China acquisition, primarily consisting of noncash amortization of short-lived assets, of which $7 million was incurred in the first quarter, $7 million was incurred in the second quarter, $6 million was incurred in the third quarter and approximately $7 million is expected to be incurred in the fourth quarter.

•
Pre-tax costs of $19 million incurred in 2017 in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense, of which $7 million was incurred in the first quarter, $7 million was incurred in the second quarter and $5 million was incurred in the third quarter.

•
Pre-tax costs of $10 million incurred in 2017 in connection with the consolidation of the Company’s warehouse and distribution network in North America, of which $2 million was incurred in the first quarter, $6 million was incurred in the second quarter and $3 million was incurred in the third quarter.

•
Pre-tax costs of $9 million incurred in the first quarter of 2017 in connection with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer.

•	Discrete tax benefits of $13 million recorded in the third quarter of 2017 primarily related to the resolution of uncertain tax positions.

•
Pre-tax noncash gain of $153 million recorded in the first quarter of 2016 to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition, which was completed in the first quarter of 2016. Partially offsetting the pre-tax gain were transaction-related pre-tax costs of $83 million incurred in 2016, primarily consisting of noncash valuation adjustments and amortization of short-lived assets. Of these pre-tax costs, $30 million was incurred in the first quarter, $20 million was incurred in the second quarter, $17 million was incurred in the third quarter and $15 million was incurred in the fourth quarter.

•	Pre-tax gain of $39 million recorded in the fourth quarter of 2016 related to the recognized actuarial gain on retirement plans.

•	Pre-tax gain of $18 million recorded in the third quarter of 2016 in connection with a payment made to the Company to exit a TOMMY HILFIGER flagship store in Europe.

•
Pre-tax noncash loss of $84 million recorded in 2016 in connection with the formation of the joint venture in Mexico, of which $77 million was recorded in the third quarter and $7 million was recorded upon completion of the Mexico deconsolidation in the fourth quarter.

•	Pre-tax costs of $16 million incurred in the second quarter of 2016 in connection with the amendment of the Company’s credit facility.

•
Pre-tax costs of $11 million incurred in the fourth quarter of 2016 in connection with the early termination of the current license agreement for the Tommy Hilfiger men’s tailored clothing business in North America in order to consolidate under a different licensee the men’s tailored businesses for all Company brands in North America beginning January 1, 2018.

•
Pre-tax costs of $10 million incurred in 2016 in connection with the integration of Warnaco and the related restructuring, of which $7 million was incurred in the first quarter and $2 million was incurred in the second quarter.

•	Pre-tax costs of $6 million incurred in the first quarter of 2016 in connection with the restructuring associated with the new global creative strategy for CALVIN KLEIN.

•
Pre-tax costs of $4 million incurred in 2016 in connection with the G-III license, of which $1 million was incurred in each of the first and second quarters and $2 million was incurred in the third quarter.

•	Pre-tax costs of $3 million incurred in the first quarter of 2016 related to the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business.

•
Discrete tax benefits of $15 million recorded in 2016 related to the resolution of uncertain tax positions, of which $6 million was recorded in the first quarter, $8 million was recorded in the third quarter and $1 million was recorded in the fourth quarter.

•
Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

As a supplement to the Company’s GAAP results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies but reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.

The Company calculates constant currency revenue information by translating its foreign revenues for the current year period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the current year period).

Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

Please see Tables 1 through 9 and the sections entitled “Reconciliations of 2017 Constant Currency Revenue” and “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its third quarter earnings release is scheduled for Thursday, November 30, 2017 at 9:00 a.m. EST. Please log on to the Company’s web site at www.pvh.com and go to the Events page included in the Investors section to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.pvh.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode 2167708. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company may be considered to be highly leveraged and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors, and other factors; (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to realize benefits from acquisitions; (v) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), changes in available factory and shipping capacity, wage and shipping cost escalation, civil conflict, war or terrorist acts, the threat of any of the foregoing, or political or labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (vi) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure; (vii) acquisitions and divestitures and issues arising with acquisitions, divestitures and proposed transactions, including, without limitation, the ability to integrate an acquired entity or business into the Company with no substantial adverse effect on the acquired entity’s, the acquired business’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance, and the ability to operate effectively and profitably the Company’s continuing businesses after the sale or other disposal of a subsidiary, business or the assets thereof; (viii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (ix) the Company’s results could be affected by significant fluctuations of the U.S. dollar against foreign currencies in which it transacts significant levels of business; (x) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses, which can be significant, that are recorded immediately in earnings, generally in the fourth quarter of the year; and (xi) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Income Statements
(In millions, except per share data)

	Quarter Ended		Nine Months Ended
	10/29/17	10/30/16	10/29/17	10/30/16

Net sales	$2,220.2	$2,123.4	$6,058.7	$5,786.5
Royalty revenue	105.8	93.9	274.5	240.9
Advertising and other revenue	31.0	27.0	82.7	68.0
Total revenue	$2,357.0	$2,244.3	$6,415.9	$6,095.4

Gross profit on net sales	$1,160.5	$1,070.7	$3,168.2	$2,923.4
Gross profit on royalty, advertising and other revenue	136.8	120.9	357.2	308.9
Total gross profit	1,297.3	1,191.6	3,525.4	3,232.3

Selling, general and administrative expenses	1,020.3	918.0	2,956.8	2,657.9

Other noncash (loss) gain, net		(76.9)		76.2

Debt modification and extinguishment costs				15.8

Equity in net income of unconsolidated affiliates	3.7	1.2	5.8	0.7

Earnings before interest and taxes	280.7	197.9	574.4	635.5

Interest expense, net	30.9	29.2	89.3	86.3

Pre-tax income	249.8	168.7	485.1	549.2

Income tax expense	11.1	42.6	56.9	101.0

Net income	238.7	126.1	428.2	448.2

Less: Net loss attributable to redeemable non-controlling interest (1)	(0.5)	(0.1)	(1.1)	(0.1)

Net income attributable to PVH Corp.	$239.2	$126.2	$429.3	$448.3

Diluted net income per common share attributable to PVH Corp. (2)	$3.05	$1.56	$5.45	$5.52

	Quarter Ended		Nine Months Ended
	10/29/17	10/30/16	10/29/17	10/30/16

Depreciation and amortization expense	$81.2	$84.4	$239.0	$237.6

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)	The Company and Arvind Limited formed a joint venture in Ethiopia in the second quarter of 2016 in which the Company owns a 75% interest.

(2)	Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures
(In millions, except per share data)

The Company believes it is useful to investors to present its results for the periods ended October 29, 2017 and October 30, 2016 excluding (i) the costs incurred in the first, second and third quarters of 2017 and 2016 in connection with the acquisition of the 55% interest in TH Asia, Ltd. (“TH China”), its former joint venture for TOMMY HILFIGER in China, that it did not already own (the “TH China acquisition”), primarily consisting of noncash valuation adjustments and amortization of short-lived assets; (ii) the costs incurred in the first, second and third quarters of 2017 in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; (iii) the costs incurred in the first, second and third quarters of 2017 in connection with the consolidation of its warehouse and distribution network in North America; (iv) the costs incurred in the first quarter of 2017 in connection with the agreements entered into during the quarter for a transaction to restructure its supply chain relationship with Li & Fung Trading Limited (“Li & Fung”), under which the Company terminated its non-exclusive buying agency agreement with Li & Fung during the third quarter of 2017 (the “Li & Fung termination”); (v) the costs incurred in the first quarter of 2017 in connection with the noncash settlement of certain of its benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer; (vi) the costs incurred in the first and second quarters of 2016 in connection with its integration of The Warnaco Group, Inc. (“Warnaco”) and the related restructuring; (vii) the costs incurred in the first, second and third quarters of 2016 in connection with the licensing to G-III Apparel Group, Ltd. of the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada (the “G-III license”), which resulted in the discontinuation of the Company’s directly operated Tommy Hilfiger North America womenswear wholesale business during the fourth quarter of 2016; (viii) the costs incurred in the first quarter of 2016 in connection with the restructuring associated with the new global creative strategy for CALVIN KLEIN; (ix) the costs incurred in the first quarter of 2016 in connection with the discontinuation of several licensed product lines in its Heritage Brands dress furnishings business; (x) the noncash gain recorded in the first quarter of 2016 to write-up its equity investment in TH China to fair value in connection with the TH China acquisition; (xi) the one-time costs recorded in the first quarter of 2016 on its equity investment in TH China prior to the TH China acquisition closing; (xii) the costs incurred in the second quarter of 2016 in connection with the amendment of its credit facility; (xiii) the noncash loss recorded in the third quarter of 2016 in connection with the deconsolidation of its subsidiary that principally operated and managed its Calvin Klein business in Mexico (the “Mexico deconsolidation”) in connection with the formation of a joint venture in Mexico in November 2016 to operate that and other businesses; (xiv) the gain recorded in the third quarter of 2016 in connection with a payment made to the Company to exit a TOMMY HILFIGER flagship store in Europe; (xv) the tax effects associated with the foregoing pre-tax items; and (xvi) the tax benefits recorded in the third quarter of 2017 and the first and third quarters of 2016 associated with discrete items related to the resolution of uncertain tax positions, which are on a non-GAAP basis. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The non-GAAP information presented may not be comparable to similarly titled measures reported by other companies.

The following table presents the non-GAAP measures that are discussed in this release. Please see Tables 1 through 9 for reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

	Quarter Ended		Nine Months Ended
	10/29/17	10/30/16	10/29/17	10/30/16

Non-GAAP Measures
Total gross profit (1)		$1,193.4		$3,239.6
Selling, general and administrative expenses (2)	$1,006.3	919.0	$2,844.3	2,599.4
Other noncash (loss) gain, net (3)		—		—
Debt modification and extinguishment costs (4)				—
Equity in net income of unconsolidated affiliates (5)				6.6
Earnings before interest and taxes (6)	294.7	275.6	686.9	646.8
Income tax expense (7)	26.9	36.7	98.0	108.2
Net income attributable to PVH Corp. (8)	237.4	209.8	500.7	452.4
Diluted net income per common share attributable to PVH Corp. (9)	$3.02	$2.60	$6.36	$5.57

Depreciation and amortization expense (10)	$71.7	$68.9	$207.7	$201.2

PVH CORP.
Non-GAAP Measures (continued)

(1) Please see Table 3 for reconciliations of GAAP gross profit to gross profit on a non-GAAP basis.
(2) Please see Table 4 for reconciliations of GAAP selling, general and administrative expenses (“SG&A”) to SG&A on a non-GAAP basis.
(3) Please see Table 5 for reconciliations of GAAP other noncash (loss) gain, net to other noncash (loss) gain, net on a non-GAAP basis.
(4) Please see Table 6 for reconciliation of GAAP debt modification and extinguishment costs to debt modification and extinguishment costs on a non-GAAP basis.
(5) Please see Table 7 for reconciliation of GAAP equity in net income of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis.
(6) Please see Table 2 for reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis.
(7)    Please see Table 8 for reconciliations of GAAP income tax expense to income tax expense on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(8) Please see Table 1 for reconciliations of GAAP net income to net income on a non-GAAP basis.
(9) Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.
(10) Please see Table 9 for reconciliations of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliations of GAAP net income to net income on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	10/29/17	10/30/16	10/29/17	10/30/16

Net income attributable to PVH Corp.	$239.2	$126.2	$429.3	$448.3

Diluted net income per common share attributable to PVH Corp.(1)	$3.05	$1.56	$5.45	$5.52

Pre-tax items excluded:

Gross profit charges associated with the TH China acquisition (short-lived noncash inventory valuation adjustments)		1.8		7.3

SG&A expenses associated with the Li & Fung termination			54.2

SG&A expenses associated with the relocation of the Tommy Hilfiger office in New York (including noncash depreciation expense)	5.1		19.2

SG&A expenses associated with the TH China acquisition (primarily consisting of noncash amortization of short-lived assets)	6.4	15.5	19.9	54.5

SG&A expenses associated with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants			9.4

SG&A expenses associated with the consolidation of the Company’s warehouse and distribution network in North America	2.5		9.8

SG&A expenses associated with the integration of Warnaco and related restructuring				9.8

SG&A expenses associated with the G-III license		1.6		4.2

SG&A expenses associated with the new global creative strategy for CALVIN KLEIN and related restructuring				5.5

SG&A expenses associated with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business				2.6

Gain recorded in connection with a payment made to the Company to exit a TOMMY HILFIGER flagship store in Europe (recorded in SG&A)		(18.1)		(18.1)

Gain to write-up the Company’s equity investment in TH China to fair value (recorded in other noncash (loss) gain, net)				(153.1)

Loss recorded in connection with the Mexico deconsolidation (recorded in other noncash (loss) gain, net)		76.9		76.9

One-time expenses recorded on the Company’s equity investment in TH China (recorded in equity in net income of unconsolidated affiliates)				5.9

Debt modification and extinguishment costs				15.8

Tax effects of the above pre-tax items(2)	(3.0)	13.7	(28.3)	6.4

Discrete tax benefits related to the resolution of uncertain tax positions	(12.8)	(7.8)	(12.8)	(13.6)

Net income on a non-GAAP basis attributable to PVH Corp.	$237.4	$209.8	$500.7	$452.4

Diluted net income per common share on a non-GAAP basis attributable to PVH Corp.(1)	$3.02	$2.60	$6.36	$5.57

(1)   Please see Note A in the Notes to the Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

(2) Please see Table 8 for an explanation of the calculation of the tax effects of the above items.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 2 - Reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	10/29/17	10/30/16	10/29/17	10/30/16

Earnings before interest and taxes	$280.7	$197.9	$574.4	$635.5

Items excluded:

Gross profit charges associated with the TH China acquisition (short-lived noncash inventory valuation adjustments)		1.8		7.3

SG&A expenses associated with the Li & Fung termination			54.2

SG&A expenses associated with the relocation of the Tommy Hilfiger office in New York (including noncash depreciation expense)	5.1		19.2

SG&A expenses associated with the TH China acquisition (primarily consisting of noncash amortization of short-lived assets)	6.4	15.5	19.9	54.5

SG&A expenses associated with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants			9.4

SG&A expenses associated with the consolidation of the Company’s warehouse and distribution network in North America	2.5		9.8

SG&A expenses associated with the integration of Warnaco and related restructuring				9.8

SG&A expenses associated with the G-III license		1.6		4.2

SG&A expenses associated with the new global creative strategy for CALVIN KLEIN and related restructuring				5.5

SG&A expenses associated with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business				2.6

Gain recorded in connection with a payment made to the Company to exit a TOMMY HILFIGER flagship store in Europe (recorded in SG&A)		(18.1)		(18.1)

Gain to write-up the Company’s equity investment in TH China to fair value (recorded in other noncash (loss) gain, net)				(153.1)

Loss recorded in connection with the Mexico deconsolidation (recorded in other noncash (loss) gain, net)		76.9		76.9

One-time expenses recorded on the Company’s equity investment in TH China (recorded in equity in net income of unconsolidated affiliates)				5.9

Debt modification and extinguishment costs				15.8

Earnings before interest and taxes on a non-GAAP basis	$294.7	$275.6	$686.9	$646.8

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 3 - Reconciliations of GAAP gross profit to gross profit on a non-GAAP basis

	Quarter Ended	Nine Months Ended
	10/30/16	10/30/16

Gross profit	$1,191.6	$3,232.3

Item excluded:

Gross profit charges associated with the TH China acquisition (short-lived noncash inventory valuation adjustments)	1.8	7.3

Gross profit on a non-GAAP basis	$1,193.4	$3,239.6

Table 4 - Reconciliations of GAAP SG&A to SG&A on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	10/29/17	10/30/16	10/29/17	10/30/16

SG&A	$1,020.3	$918.0	$2,956.8	$2,657.9

Items excluded:

SG&A expenses associated with the Li & Fung termination			(54.2)

SG&A expenses associated with the relocation of the Tommy Hilfiger office in New York (including noncash depreciation expense)	(5.1)		(19.2)

SG&A expenses associated with the TH China acquisition (primarily consisting of noncash amortization of short-lived assets)	(6.4)	(15.5)	(19.9)	(54.5)

SG&A expenses associated with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants			(9.4)

SG&A expenses associated with the consolidation of the Company’s warehouse and distribution network in North America	(2.5)		(9.8)

SG&A expenses associated with the integration of Warnaco and related restructuring				(9.8)

SG&A expenses associated with the G-III license		(1.6)		(4.2)

SG&A expenses associated with the new global creative strategy for CALVIN KLEIN and related restructuring				(5.5)

SG&A expenses associated with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business				(2.6)

Gain recorded in connection with a payment made to the Company to exit a TOMMY HILFIGER flagship store in Europe		18.1		18.1

SG&A on a non-GAAP basis	$1,006.3	$919.0	$2,844.3	$2,599.4

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 5 - Reconciliations of GAAP other noncash (loss) gain, net to other noncash (loss) gain, net on a non-GAAP basis

	Quarter Ended	Nine Months Ended
	10/30/16	10/30/16

Other noncash (loss) gain, net	$(76.9)	$76.2

Items excluded:

Gain to write-up the Company’s equity investment in TH China to fair value		(153.1)

Loss recorded in connection with the Mexico deconsolidation	76.9	76.9

Other noncash (loss) gain, net on a non-GAAP basis	$—	$—

Table 6 - Reconciliation of GAAP debt modification and extinguishment costs to debt modification and extinguishment costs on a non-GAAP basis

Nine Months Ended
10/30/16

Debt modification and extinguishment costs	$15.8

Item excluded:

Costs incurred associated with the amendment of the Company’s credit facility	(15.8)

Debt modification and extinguishment costs on a non-GAAP basis	$—

Table 7 - Reconciliation of GAAP equity in net income of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis

Nine Months Ended
10/30/16

Equity in net income of unconsolidated affiliates	$0.7

Item excluded:

One-time expenses recorded on the Company’s equity investment in TH China	5.9

Equity in net income of unconsolidated affiliates on a non-GAAP basis	$6.6

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 8 - Reconciliations of GAAP income tax expense to income tax expense on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	10/29/17	10/30/16	10/29/17	10/30/16

Income tax expense	$11.1	$42.6	$56.9	$101.0

Items excluded:

Tax effects of pre-tax items identified as non-GAAP exclusions (1)	3.0	(13.7)	28.3	(6.4)

Discrete tax benefits related to the resolution of uncertain tax positions	12.8	7.8	12.8	13.6

Income tax expense on a non-GAAP basis	$26.9	$36.7	$98.0	$108.2

(1) The estimated tax effects associated with the Company’s exclusions on a non-GAAP basis are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each pre-tax item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible and, if so, in what jurisdiction the tax expense or tax deduction would occur. All of the pre-tax items identified as non-GAAP exclusions were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

Table 9 - Reconciliations of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	10/29/17	10/30/16	10/29/17	10/30/16

Depreciation and amortization expense	$81.2	$84.4	$239.0	$237.6

Items excluded:

Depreciation associated with the relocation of the Tommy Hilfiger office in New York	(3.1)		(12.2)

Amortization of short-lived assets associated with the TH China acquisition	(6.4)	(14.3)	(19.1)	(32.2)

Depreciation and amortization associated with the G-III license		(1.2)		(3.8)

Depreciation and amortization associated with the integration of Warnaco and related restructuring				(0.4)

Depreciation and amortization expense on a non-GAAP basis	$71.7	$68.9	$207.7	$201.2

PVH CORP.
Notes to Consolidated GAAP Income Statements
(In millions, except per share data)

A.    The Company computed its diluted net income per common share as follows:

	Quarter Ended				Quarter Ended
	10/29/17				10/30/16
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net income attributable to PVH Corp.	$239.2	$1.8		$237.4	$126.2	$(83.6)		$209.8

Weighted average common shares	77.3			77.3	80.0			80.0
Weighted average dilutive securities	1.2			1.2	0.7			0.7
Total shares	78.5			78.5	80.7			80.7

Diluted net income per common share attributable to PVH Corp.	$3.05			$3.02	$1.56			$2.60

	Nine Months Ended				Nine Months Ended
	10/29/17				10/30/16
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net income attributable to PVH Corp.	$429.3	$(71.4)		$500.7	$448.3	$(4.1)		$452.4

Weighted average common shares	77.8			77.8	80.6			80.6
Weighted average dilutive securities	0.9			0.9	0.6			0.6
Total shares	78.7			78.7	81.2			81.2

Diluted net income per common share attributable to PVH Corp.	$5.45			$6.36	$5.52			$5.57

(1)
Represents the impact on net income in the periods ended October 29, 2017 from the elimination of (i) the costs incurred in connection with the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (ii) the costs incurred in connection with the Li & Fung termination; (iii) the costs incurred in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; (iv) the costs incurred in connection with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer; (v) the costs incurred in connection with the consolidation of the Company’s warehouse and distribution network in North America; (vi) the tax effects associated with the foregoing pre-tax items; and (vii) the tax benefits associated with discrete items related to the resolution of uncertain tax positions. Please see Table 1 for a reconciliation of GAAP net income to net income on a non-GAAP basis.

(2) Represents the impact on net income in the periods ended October 30, 2016 from the elimination of (i) the costs incurred in connection with the integration of Warnaco and the related restructuring; (ii) the costs incurred in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; (iii) the costs incurred in connection with the G-III license; (iv) the costs incurred in connection with the restructuring associated with the new global creative strategy for CALVIN KLEIN; (v) the noncash gain recorded to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition; (vi) the one-time costs recorded on the Company’s equity investment in TH China prior to the TH China acquisition closing; (vii) the costs incurred in connection with the TH China acquisition, primarily consisting of noncash valuation adjustments and amortization of short-lived assets; (viii) the noncash loss recorded in connection with the Mexico deconsolidation; (ix) the gain recorded in connection with a payment made to the Company to exit a TOMMY HILFIGER flagship store in Europe; (x) the costs incurred in connection with the amendment of the Company’s credit facility; (xi) the tax effects associated with the foregoing pre-tax items; and (xii) the tax benefits associated with discrete items related to the resolution of uncertain tax positions. Please see Table 1 for a reconciliation of GAAP net income to net income on a non-GAAP basis.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	10/29/17	10/30/16
ASSETS
Current Assets:
Cash and Cash Equivalents	$612.3	$662.4
Receivables	857.1	788.4
Inventories	1,466.2	1,258.3
Other	208.5	189.9
Assets Held For Sale	—	49.1
Total Current Assets	3,144.1	2,948.1
Property, Plant and Equipment	821.2	730.2
Goodwill and Other Intangible Assets	7,336.0	7,154.8
Other Assets	356.9	235.5
	$11,658.2	$11,068.6

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$1,518.8	$1,309.6
Short-Term Borrowings	207.5	20.8
Current Portion of Long-Term Debt	—	—
Current Liabilities Related to Assets Held For Sale	—	26.0
Other Liabilities	1,496.8	1,613.6
Long-Term Debt	3,182.7	3,303.1
Redeemable Non-Controlling Interest	2.6	1.2
Stockholders’ Equity	5,249.8	4,794.3
	$11,658.2	$11,068.6

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	10/29/17	10/30/16

Calvin Klein North America
Net sales	$413.4	$444.4
Royalty revenue	46.3	43.1
Advertising and other revenue	16.0	14.4
Total	475.7	501.9

Calvin Klein International
Net sales	439.5	364.0
Royalty revenue	20.2	18.8
Advertising and other revenue	7.2	6.5
Total	466.9	389.3

Total Calvin Klein
Net sales	852.9	808.4
Royalty revenue	66.5	61.9
Advertising and other revenue	23.2	20.9
Total	942.6	891.2

Tommy Hilfiger North America
Net sales	383.2	383.6
Royalty revenue	22.0	14.8
Advertising and other revenue	5.1	3.8
Total	410.3	402.2

Tommy Hilfiger International
Net sales	595.0	512.3
Royalty revenue	11.8	11.6
Advertising and other revenue	1.7	1.1
Total	608.5	525.0

Total Tommy Hilfiger
Net sales	978.2	895.9
Royalty revenue	33.8	26.4
Advertising and other revenue	6.8	4.9
Total	1,018.8	927.2

Heritage Brands Wholesale
Net sales	324.4	354.2
Royalty revenue	4.7	5.1
Advertising and other revenue	0.8	1.1
Total	329.9	360.4

Heritage Brands Retail
Net sales	64.7	64.9
Royalty revenue	0.8	0.5
Advertising and other revenue	0.2	0.1
Total	65.7	65.5

Total Heritage Brands
Net sales	389.1	419.1
Royalty revenue	5.5	5.6
Advertising and other revenue	1.0	1.2
Total	395.6	425.9

Total Revenue
Net sales	2,220.2	2,123.4
Royalty revenue	105.8	93.9
Advertising and other revenue	31.0	27.0
Total	$2,357.0	$2,244.3

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	10/29/17			10/30/16
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Calvin Klein North America	$66.1		$66.1	$(0.7)	$(76.9)	$76.2

Calvin Klein International	76.3		76.3	69.6		69.6

Total Calvin Klein	142.4		142.4	68.9	(76.9)	145.8

Tommy Hilfiger North America	52.6	$(5.1)	57.7	41.3	(1.6)	42.9

Tommy Hilfiger International	94.1	(6.4)	100.5	75.0	0.8	74.2

Total Tommy Hilfiger	146.7	(11.5)	158.2	116.3	(0.8)	117.1

Heritage Brands Wholesale	28.4		28.4	41.2		41.2

Heritage Brands Retail	1.5		1.5	2.4		2.4

Total Heritage Brands	29.9		29.9	43.6		43.6

Corporate	(38.3)	(2.5)	(35.8)	(30.9)		(30.9)

Total earnings before interest and taxes	$280.7	$(14.0)	$294.7	$197.9	$(77.7)	$275.6

(1)
Adjustments for the quarter ended October 29, 2017 represent the elimination of (i) the costs incurred in connection with the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (ii) the costs incurred in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; and (iii) the costs incurred in connection with the consolidation of the Company’s warehouse and distribution network in North America.

(2)
Adjustments for the quarter ended October 30, 2016 represent the elimination of (i) the costs incurred in connection with the G-III license; (ii) the costs incurred in connection with the TH China acquisition, primarily consisting of noncash valuation adjustments and amortization of short-lived assets; (iii) the noncash loss recorded in connection with the Mexico deconsolidation; and (iv) the gain recorded in connection with a payment made to the Company to exit a TOMMY HILFIGER flagship store in Europe.

PVH CORP.
Segment Data (continued)
(In millions)

REVENUE BY SEGMENT
	Nine Months Ended	Nine Months Ended
	10/29/17	10/30/16
Calvin Klein North America
Net sales	$1,091.8	$1,144.5
Royalty revenue	113.0	101.4
Advertising and other revenue	38.5	34.6
Total	1,243.3	1,280.5

Calvin Klein International
Net sales	1,164.3	986.5
Royalty revenue	57.1	54.2
Advertising and other revenue	20.2	19.1
Total	1,241.6	1,059.8

Total Calvin Klein
Net sales	2,256.1	2,131.0
Royalty revenue	170.1	155.6
Advertising and other revenue	58.7	53.7
Total	2,484.9	2,340.3

Tommy Hilfiger North America
Net sales	1,062.1	1,100.7
Royalty revenue	53.8	35.0
Advertising and other revenue	12.7	8.5
Total	1,128.6	1,144.2

Tommy Hilfiger International
Net sales	1,581.9	1,399.0
Royalty revenue	33.6	33.3
Advertising and other revenue	8.3	2.7
Total	1,623.8	1,435.0

Total Tommy Hilfiger
Net sales	2,644.0	2,499.7
Royalty revenue	87.4	68.3
Advertising and other revenue	21.0	11.2
Total	2,752.4	2,579.2

Heritage Brands Wholesale
Net sales	967.9	964.1
Royalty revenue	14.4	15.3
Advertising and other revenue	2.6	2.9
Total	984.9	982.3

Heritage Brands Retail
Net sales	190.7	191.7
Royalty revenue	2.6	1.7
Advertising and other revenue	0.4	0.2
Total	193.7	193.6

Total Heritage Brands
Net sales	1,158.6	1,155.8
Royalty revenue	17.0	17.0
Advertising and other revenue	3.0	3.1
Total	1,178.6	1,175.9

Total Revenue
Net sales	6,058.7	5,786.5
Royalty revenue	274.5	240.9
Advertising and other revenue	82.7	68.0
Total	$6,415.9	$6,095.4

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Nine Months Ended			Nine Months Ended
	10/29/17			10/30/16
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Calvin Klein North America	$156.0		$156.0	$92.6	$(79.8)	$172.4

Calvin Klein International	175.4		175.4	172.3	(5.4)	177.7

Total Calvin Klein	331.4		331.4	264.9	(85.2)	350.1

Tommy Hilfiger North America	87.0	$(50.5)	137.5	110.4	(4.2)	114.6

Tommy Hilfiger International	184.4	(42.8)	227.2	287.8	103.5	184.3

Total Tommy Hilfiger	271.4	(93.3)	364.7	398.2	99.3	298.9

Heritage Brands Wholesale	89.2		89.2	77.4	(3.0)	80.4

Heritage Brands Retail	7.5		7.5	8.2		8.2

Total Heritage Brands	96.7		96.7	85.6	(3.0)	88.6

Corporate	(125.1)	(19.2)	(105.9)	(113.2)	(22.4)	(90.8)

Total earnings before interest and taxes	$574.4	$(112.5)	$686.9	$635.5	$(11.3)	$646.8

(1)
Adjustments for the nine months ended October 29, 2017 represent the elimination of (i) the costs incurred in connection with the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (ii) the costs incurred in connection with the Li & Fung termination; (iii) the costs incurred in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; (iv) the costs incurred in connection with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer; and (v) the costs incurred in connection with the consolidation of the Company’s warehouse and distribution network in North America.

(2)
Adjustments for the nine months ended October 30, 2016 represent the elimination of (i) the costs incurred in connection with the integration of Warnaco and the related restructuring; (ii) the costs incurred in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; (iii) the costs incurred in connection with the G-III license; (iv) the costs incurred in connection with the restructuring associated with the new global creative strategy for CALVIN KLEIN; (v) the noncash gain recorded to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition; (vi) the one-time costs recorded on the Company’s equity investment in TH China prior to the TH China acquisition closing; (vii) the costs incurred in connection with the TH China acquisition, primarily consisting of noncash valuation adjustments and amortization of short-lived assets; (viii) the noncash loss recorded in connection with the Mexico deconsolidation; (ix) the gain recorded in connection with a payment made to the Company to exit a TOMMY HILFIGER flagship store in Europe; and (x) the costs incurred in connection with the amendment of the Company’s credit facility.

PVH CORP.
Reconciliations of 2017 Constant Currency Revenue
(In millions)

As a supplement to the Company’s reported operating results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies but reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
The Company calculates constant currency revenue information by translating its foreign revenues for the current year period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the current year period).
Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

	GAAP Revenue		% Change
	Three Months Ended		GAAP	Positive Impact of Foreign Exchange	Constant Currency
	10/29/17	10/30/16

Calvin Klein International	$466.9	$389.3	19.9%	3.6%	16.3%
Calvin Klein North America	475.7	501.9	(5.2)%	0.5%	(5.7)%
Total Calvin Klein	942.6	891.2	5.8%	1.9%	3.9%

Tommy Hilfiger International	$608.5	$525.0	15.9%	4.6%	11.3%
Tommy Hilfiger North America	410.3	402.2	2.0%	0.7%	1.3%
Total Tommy Hilfiger	1,018.8	927.2	9.9%	3.0%	6.9%

Total Revenue	$2,357.0	$2,244.3	5.0%	2.0%	3.0%

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts

The Company is presenting its 2017 estimated results excluding (a) the costs incurred in the first quarter in connection with the Li & Fung termination; (b) the costs incurred in the first, second and third quarters and expected to be incurred in the fourth quarter in connection with the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (c) the costs incurred in the first, second and third quarters in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; (d) the costs incurred in the first, second and third quarters in connection with the consolidation of the Company’s warehouse and distribution network in North America; (e) the costs incurred in the first quarter in connection with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer; (f) the estimated tax effects associated with the foregoing pre-tax costs; and (g) the tax benefits recorded in the third quarter associated with discrete items related to the resolution of uncertain tax positions. The 2017 estimated results are presented on both a GAAP and non-GAAP basis. The Company believes presenting these results on a non-GAAP basis provides useful additional information to investors. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance measures calculated in accordance with GAAP. The non-GAAP information presented may not be comparable to similarly titled measures reported by other companies. The estimated tax effects associated with the above pre-tax items are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

2017 Net Income Per Common Share Reconciliations	Current Guidance		Previous Guidance
	Full Year 2017 (Estimated)	Fourth Quarter 2017 (Estimated)	Full Year 2017 (Estimated)	Third Quarter 2017 (Estimated)

GAAP net income per common share attributable to PVH Corp.	$6.80 - $6.82	$1.35 - $1.37	$6.44 - $6.54	$2.74 - $2.78
Estimated per common share impact of items identified as non-GAAP exclusions	$(0.98)	$(0.07)	$(1.16)	$(0.14)
Net income per common share attributable to PVH Corp. on a non-GAAP basis	$7.78 - $7.80	$1.42 - $1.44	$7.60 - $7.70	$2.88 - $2.92

2017 Tax Rate Reconciliation	Full Year 2017 (Estimated)	Fourth Quarter 2017 (Estimated)

GAAP tax rate	13.0% to 13.5%	16.5% to 19.5%
Estimated tax effects of items identified as non-GAAP exclusions	(3.5)%	(0.5)%
Tax rate on a non-GAAP basis	16.5% to 17.0%	17.0% to 20.0%

The GAAP net income per common share attributable to PVH Corp. amounts presented in the above table, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of acquisition, restructuring, divestment or similar transactions or activities, the timing and strategy of restructuring and integration initiatives or other one-time events, if any, that the Company engages in or suffers during the period, any market or other changes affecting the Company’s expected actuarial gain or loss on retirement plans, or any discrete tax events including changes in tax rates or tax law and events arising from audits or the resolution of uncertain tax positions. The Company has no current understanding or agreement regarding any such transaction or definitive plans regarding any such activity that has not been announced or completed.

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts (continued)

2017 Estimated Revenue on a Constant Currency Basis Reconciliation	Full Year 2017 (Estimated) (Consolidated)	Full Year 2017 (Estimated) (Calvin Klein)	Full Year 2017 (Estimated) (Tommy Hilfiger)	Fourth Quarter 2017 (Estimated) (Consolidated)	Fourth Quarter 2017 (Estimated) (Calvin Klein)	Fourth Quarter 2017 (Estimated) (Tommy Hilfiger)

GAAP revenue increase	7%	9%	8%	11%	16%	12%
Positive impact of foreign exchange	1%	2%	1%	3%	4%	5%
Non-GAAP revenue increase on a constant currency basis	6%	7%	7%	8%	12%	7%

Please refer to the section entitled “Reconciliations of 2017 Constant Currency Revenue” for a description of the presentation of constant currency amounts.

Reconciliation of GAAP Diluted Net Income Per Common Share to Diluted Net Income Per Common Share on a Non-GAAP Basis (Net Income in millions)	Full Year 2016				Fourth Quarter 2016
	(Actual)				(Actual)
	Results Under GAAP	Adjustments	(1)	Non-GAAP Results	Results Under GAAP	Adjustments	(2)	Non-GAAP Results

Net income	$549.0	$(1.1)		$550.1	$100.7	$3.0		$97.7
Total weighted average shares	80.9			80.9	79.7			79.7

Diluted net income per common share	$6.79			$6.80	$1.26			$1.23

(1) Represents the impact on net income in the year ended January 29, 2017 from the elimination of (i) a $39.1 million recognized actuarial gain on retirement plans; (ii) $9.8 million of costs incurred in connection with the integration of Warnaco and the related restructuring; (iii) $2.6 million of costs incurred in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; (iv) $4.2 million of costs incurred in connection with the G-III license; (v) $5.5 million of costs incurred in connection with the restructuring associated with the new global creative strategy for CALVIN KLEIN; (vi) a $153.1 million noncash gain recorded to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition; (vii) $5.9 million of one-time costs recorded on the Company’s equity investment in TH China prior to the TH China acquisition closing; (viii) $76.9 million of costs incurred in connection with the TH China acquisition, primarily consisting of noncash valuation adjustments and amortization of short-lived assets; (ix) $15.8 million of costs incurred in connection with the amendment of the Company’s credit facility; (x) $83.5 million of noncash costs recorded in connection with the Mexico deconsolidation; (xi) an $18.1 million gain recorded in connection with a payment made to the Company to exit a TOMMY HILFIGER flagship store in Europe; (xii) $11.0 million of costs incurred in connection with the early termination of the license agreement for the Tommy Hilfiger men’s tailored clothing business in North America (the “TH men’s tailored license termination”) in order to consolidate under a different licensee the men’s tailored businesses for all Company brands in North America; (xiii) $10.9 million of tax expense associated with the foregoing pre-tax items; and (xiv) $14.7 million of tax benefits associated with discrete items related to the resolution of uncertain tax positions.

(2) Represents the impact on net income in the quarter ended January 29, 2017 from the elimination of (i) a $39.1 million recognized actuarial gain on retirement plans; (ii) $15.1 million of costs incurred in connection with the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (iii) $6.6 million of noncash costs recorded in connection with the Mexico deconsolidation; (iv) $11.0 million of costs incurred in connection with the TH men’s tailored license termination; (v) $4.5 million of tax expense associated with the foregoing pre-tax items; and (vi) $1.1 million of tax benefits associated with discrete items related to the resolution of uncertain tax positions.